As filed with the Securities and Exchange Commission on July 29, 2004
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peabody Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	13-4004153
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
701 Market Street
St. Louis, Missouri 63101-1826
(Address of Principal Executive Offices) (Zip Code)

Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan
(Full title of the plan)

Jeffery L. Klinger, Esq.
Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101-1826
(Name and address of agent for service)

(314) 342-3400
(Telephone number, including area code, of agent for service)

Copy to:

R. Randall Wang, Esq.
Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
(314) 259-2000

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount To Be	Proposed Maximum	Proposed Maximum	Amount Of
To Be Registered	Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price(2)	Registration Fee(2)
Common Stock, $0.01 par value and Preferred Share Purchase Rights(3)	3,500,000	$52.87	$185,045,000	$23,445.20

(1) Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of shares of Common Stock which may become issuable by reason of any stock splits, stock dividends, recapitalizations or any other similar transaction affected with the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c). The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are computed on the basis of the average of the high and low trading prices for the Common Stock on July 26, 2004, as reported on the New York Stock Exchange.

(3) Each share of Common Stock issued also represents one Preferred Share Purchase Right. Preferred Share Purchase Rights cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

EXPLANATORY NOTE

     Peabody Energy Corporation (“Registrant”) is filing this Registration Statement on Form S-8 to register 3,500,000 shares of common stock for issuance pursuant to Registrant’s 2004 Long-Term Equity Incentive Plan (“Plan”), which Plan was approved by shareholders on May 6, 2004. Such shares are only authorized for issuance to eligible participants under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to participants of the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended. In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this registration statement:

     (a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-16463).

     (b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 001-16463).

     (c) The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 10, 2004, March 19, 2004, March 25, 2004 and June 15, 2004 (File No. 001-16463).

     (d) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed under the Securities Exchange Act of 1934 (File No. 001-16463) filed with the Securities and Exchange Commission on May 2, 2001, including any further amendment or report filed for the purpose of updating such description.

     (e) The description of the Registrant’s preferred share purchase rights contained in the Registrant’s registration statement filed under the Securities Exchange Act of 1934 (File No. 001-16463) filed with the Securities and Exchange Commission on July 24, 2002, including any further amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents (but this shall not include any information that is merely furnished to the Securities and Exchange Commission). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Jeffery L. Klinger, Vice President - Legal Services and Assistant Secretary of the Company, has rendered an opinion as to the legality of the Company’s common stock being registered hereby. Mr. Klinger is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans, and owns shares of common stock and options to acquire shares of common stock.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Article Sixth of the Registrant’s third amended and restated certificate of incorporation and Article IV of the Registrant’s amended and restated by-laws requires indemnification to the fullest extent permitted by Delaware law. The Registrant has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Registrant, in such capacities, may incur. The Registrant’s third amended and restated certificate of incorporation requires the advancement of expenses incurred by officers or directors in relation to any action, suit or proceeding.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Sixth of the Registrant’s third amended and restated certificate of incorporation includes such a provision.

     In connection with the Registrant’s existing indemnification procedures and policies and the rights provided for by its third amended and restated certificate of incorporation and amended and restated by-laws, the Registrant has executed indemnification agreements with its directors and certain senior executive officers.

     Pursuant to those agreements, to the fullest extent permitted by the laws of the State of Delaware, the Registrant has agreed to indemnify those persons against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnified person is or was or has agreed to serve at the request of the Registrant as a director, officer, employee or agent of the Registrant, or while serving as a director or officer of the Registrant, is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee or agent (which, for purposes of the indemnification agreements, includes a trustee, partner, manager or a position of similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification provided by these agreements is from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with the action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnified person’s conduct was unlawful.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Exhibit Index filed herewith.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 20th day of July, 2004.

PEABODY ENERGY CORPORATION

By:	/s/ IRL F. ENGELHARDT
Irl F. Engelhardt
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Irl F. Engelhardt, Richard A Navarre, Fredrick D. Palmer and Jeffery L. Klinger, or any of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement with respect to the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ IRL F. ENGELHARDT	Chairman, Chief Executive Officer and	July 20, 2004
Director (Principal Executive Officer)
Irl F. Engelhardt

/s/ RICHARD A. NAVARRE	Executive Vice President and Chief	July 20, 2004
Financial Officer (Principal Financial and
Richard A. Navarre	Principal Accounting Officer)

/s/ B. R. BROWN	Director	July 20, 2004

B. R. Brown

/s/ WILLIAM A. COLEY	Director	July 20, 2004
William A. Coley

/s/ HENRY GIVENS, JR.	Director	July 20, 2004
Henry Givens, Jr.

/s/ WILLIAM E. JAMES	Director	July 20, 2004
William E. James

/s/ ROBERT B. KARN III	Director	July 20, 2004
Robert B. Karn III

Signature	Title	Date
/s/ HENRY E. LENTZ	Director	July 20, 2004
Henry E. Lentz

/s/ WILLIAM C. RUSNACK	Director	July 20, 2004
William C. Rusnack

/s/ JAMES R. SCHLESINGER	Director	July 20, 2004
James R. Schlesinger

/s/ BLANCHE M. TOUHILL	Director	July 20, 2004
Blanche M. Touhill

/s/ SANDRA VAN TREASE	Director	July 20, 2004
Sandra Van Trease

/s/ ALAN H. WASHKOWITZ	Director	July 20, 2004
Alan H. Washkowitz

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
4.1	Third Amended and Restated Certificate of Incorporation of Peabody Energy Corporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-1 Registration Statement No. 333-55412).

4.2	Amended and Restated By-Laws of Peabody Energy Corporation (Incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed on November 14, 2002).

4.3	Rights Agreement, dated as of July 24, 2002, between the Company and EquiServe Trust Company, N.A., as Rights Agent (which includes the form of Certificate of Designations of Series A Junior Preferred Stock of the Company as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C). (Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, Commission File No. 001-16463, filed on July 24, 2002 ).

4.4	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on July 24, 2002. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A, Commission File No. 001-16463, filed on July 24, 2002).

4.5	Specimen of stock certificate representing the Registrant’s common stock, $.01 par value. (Incorporated by reference to Exhibit 4.13 of the Registrant’s Form S-1 Registration Statement No. 333-55412).

5.1	Opinion of Jeffery L. Klinger.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jeffery L. Klinger (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Annex A to the Registrant’s Proxy Statement for the 2004 Annual Meeting of Stockholders, filed on April 2, 2004).